Exhibit 10.7

Execution Copy

ENSERVCO CORPORATION

VOTING AGREEMENT

This VOTING Agreement (the “Agreement”) is made and entered into as of August 9, 2024, by and among Enservco Corporation, a Delaware corporation (the “Company”), and those certain holders of the Company’s Common Stock listed on Exhibit A hereto (the “Key Holders”).

Witnesseth

Whereas, the Key Holders are the beneficial owners of an aggregate of approximately 16,985,873 shares of the common stock of the Company (the “Common Stock”) representing approximately 37.5% of the issued and outstanding shares of Common Stock as of the date hereof (the “Shares”);

Whereas, consideration was provided to Star Equity Holdings, Inc. (“STRR”) as set forth in the Share Exchange Agreement and in the Board Designation Agreement (the “Board Designation Agreement”) each between STRR and the Company, dated August 9, 2024 (the “Exchange Agreement”) providing for certain matters to be voted on at a future Shareholder Meeting, including (i) the appointment of a STRR representative to the Board and (ii) approval of the shares of Approved Common Shares, as defined in the Exchange Agreement.

Whereas, the Key Holders agree that the Exchange Agreement and Board Designation Agreement is in the best interest of the Company and its Shareholders, and therefore in their best interest, and the consideration and Shareholder vote requested by STRR is reasonable and proper;

Whereas, the Company is required under the Exchange Agreement to notice and hold a meeting of shareholders under applicable Delaware laws, which meeting and any adjournments thereof (the “Shareholder Meeting”) will require the preparation, filing and delivery of a proxy statement and the incurrence of significant expenditures by the Company; and

Whereas, to provide, among other things, certainty of the outcome of the vote conducted at the Shareholder Meeting, the Company and the Key Holders have agreed to provide for the future voting of the Shares and certain other matters, all as set forth below.

Now, Therefore, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	Voting.

1.1    Key Holder Shares. The Key Holders each agree to vote all Shares registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of the Key Holders after the date hereof (hereinafter collectively referred to as the “Key Holder Shares”) and in accordance with, the provisions of this Agreement.

1.2    Election of Directors. On all matters relating to the election of directors of the Company at the Shareholder Meeting, the Key Holders agree to vote all Key Holder Shares held by them so as to elect as members of the board of directors of the Company (the “Board”) the following individual: Richard K. Coleman, Jr or such other replacement as may be selected by STRR in accordance with the Exchange Agreement and Board Designation Agreement, to serve as director until the next annual meeting or special meeting of the shareholders of the Company in accordance with applicable law and the Articles and Bylaws, and all subsequent annual meetings thereof in accordance with the Board Designation Agreement.

1.3    Approval of Additional Common Shares. The Key Holders agree to vote all Key Holder Shares held by them for the approval of the conversion and issuance of common stock underlying the Convertible Preferred Shares, as defined in the Exchange Agreement, at a Shareholder Meeting at which such item is voted upon.

1.4    No Liability for Election of Directors. None of the parties hereto and no officer, director, stockholder, partner, employee or agent of any party makes any representation or warranty as to the fitness or competence of the persons identified in Section 1.2 above to serve on the Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such person pursuant to this Agreement.

1.5    The Shareholder Meeting.

(a)    The Key Holders hereby agree to vote their Key Holder Shares at the Shareholder Meeting in favor of and to approve the amendments, if such become necessary to facilitate the terms above, to the Articles and Bylaws as recommended by the Board, including but not limited to: (i) an increase in the number of shares of Common Stock authorized for issuance by the Company, whether through a reverse split, increase in authorized shares or otherwise if such become necessary, (ii) an increase in the minimum required ownership of shares of Common Stock by a holder to call a meeting of shareholders is such becomes necessary, (iv) reduce the percentage of shares required to further amend the Articles if such becomes necessary, (v) to provide that the number of directors of the Company shall be a fixed number, and (vi) such other matters as deemed appropriate by the Board.

2.	Successors, Rights and Proxy.

2.1    Successors. The provisions of this Agreement shall be binding upon the successors in interest to the Key Holder (which includes any beneficial owners of such Key Holder) of the Key Holder Shares which would not include any bona fide transfer or sale to a third party of such Key Holder Shares.

2.2    Other Rights. Except as provided by this Agreement or any other agreement entered by or on behalf of the Key Holders, each Key Holder shall exercise the full rights of a holder of capital stock of the Company with respect to the Key Holder Shares

2.3    Irrevocable Proxy. To secure the Key Holder’s obligations to vote the Key Holder Shares in accordance with this Agreement, each Key Holder hereby appoints the Chief Executive Officer and Chief Financial Officer or any of them from time to time, or their designees, as such Key Holder’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of such Key Holder’s Key Holder Shares as set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of such Key Holder if, and only if, such Key Holder fails to vote all of such Key Holder’s Key Holder Shares or execute such other instruments in accordance with the provisions of this Agreement within five (5) days of the Company’s or any other party’s written request for such Key Holder’s vote, consent or signature. The proxy and power granted by each Key Holder pursuant to this Section 2.3 are coupled with an interest and are given to secure the performance of such party’s duties under this Agreement. Each such proxy and power will be irrevocable for the term hereof. The proxy and power, so long as any party hereto is an individual, will survive the death, incompetency and disability of such party or any other individual holder of the Shares and, so long as any party hereto is an entity, will survive the merger or reorganization of such party or any other entity holding any Key Holder Shares.

3.	Termination.

3.1    This Agreement shall continue in full force and effect from the date hereof through the later of (x) the date of the Shareholder Meeting, including any adjournments thereof, at which the matters described in Section 1.3 above have been approved and (y) that STRR is no longer entitled to designate a member of the Board pursuant to the Board Designation Agreement.

4.	Miscellaneous.

4.1    Ownership. Each Key Holder represents and warrants to the Company that (a) such Key Holder now owns the Key Holder Shares listed on Exhibit A hereto, free and clear of liens or encumbrances (other than, the Lock-Up Agreements, the Contingent Liquidation of Shares agreement, encumbrances created by any pledge of Shares in favor of the Company, or under applicable securities laws), and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or has been terminated prior to the date hereof, and (b) such Key Holder has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Key Holder enforceable in accordance with its terms.

4.2    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware and shall be binding upon the parties hereto in the United States and worldwide. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any federal or state court within New York, NY in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein (whether based on breach of contract, tort, breach of duty or any other theory), agrees that process may be served upon it in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection that they might otherwise have to jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings based upon or arising out of this Agreement or the matters contemplated herein (whether based on breach of contract, tort, breach of duty or any other theory) except in such courts.

4.3    Amendment or Waiver. This Agreement may be amended or modified (or provisions of this Agreement waived) only upon the written consent of the Company and a majority in interest of the Key Holders. Any amendment or waiver so effected shall be binding upon the Company, each of the parties hereto and any assignee of any such party. Notwithstanding the foregoing, this Agreement and the exhibits hereto may be amended to add additional holders of Common Stock as “Key Holders” hereunder by an instrument in writing signed by the Company and such holders.

4.4    Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

4.5    Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators and other legal representatives.

4.6    Additional Shares. In the event that subsequent to the date of this Agreement any shares or other securities are bought by, issued on, or in exchange for, any of the Key Holder Shares by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or securities shall be deemed to be Key Holder Shares for purposes of this Agreement.

4.7    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one instrument.

4.8    Waiver. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

4.9    Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement by law, or otherwise afforded to any party, shall be cumulative and not alternative.

4.10    Costs and Attorney’s Fees. In the event that any action, suit or other proceeding is instituted based upon or arising out of this Agreement or the matters contemplated herein (whether based on breach of contract, tort, breach of duty or any other theory), the prevailing party shall recover all of such party's costs (including, but not limited to expert witness costs) and reasonable attorneys' fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

4.11    Notices. All notices required in connection with this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written notification of receipt. All communications shall be sent to the address appearing on the books of the Company or at such other address or electronic mail address as such party may designate by 10 days advance written notice to the other parties hereto.

4.12    Entire Agreement. This Agreement and the Exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

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In Witness Whereof, the parties hereto have executed this Voting Agreement as of the date first above written.

COMPANY:

ENSERVCO CORPORATION

By:	/s/ Richard Murphy
	Name:	Richard Murphy
	Title:	Chairman and Chief Executive Officer

KEY HOLDERS:

CROSS RIVER PARTNERS, LP

By:	/s/ Richard Murphy
	Name:	Richard Murphy
	Title:	General Partner

/s/ Richard Murphy
Richard Murphy

/s/ Mark Patterson
Mark Patterson

/s/ Robert Herlin
Robert Herlin

/s/ William Jolly
William Jolly

/s/ Kevin Chesser
Kevin Chesser

Signature Page to
Shareholder Agreement

Exhibit A

LIST OF KEY HOLDERS AND KEY HOLDER SHARES

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership
Cross River Partners, L.P.	14,895,422
Richard Murphy	457,664
Mark Patterson	345,000
Kevin Chesser	396,847
Robert Herlin	445,637
William Jolly	445,303
Marc A. Kramer	0